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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Elcom International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-94743 and 333-90964) on Form S-3 and the registration statements (Nos. 333-00362, 333-24809, 333-34193, 333-67927, 333-81795, 333-54852, 333-61316 and
333-91488) on Form S-8 of Elcom International, Inc. of our reports dated March 7, 2003 with respect to the consolidated balance sheets of Elcom International, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedule, which reports appear in the December 31, 2002 Annual Report on Form 10-K of Elcom International, Inc.

Our reports dated March 7, 2003 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related schedule do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
KPMG LLP


Boston, Massachusetts
March 7, 2003